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EXHIBIT 99.1
FOR IMMEDIATE RELEASE                                     JUNE 18, 2001

LSI LOGIC CONTACTS:                         X-FAB CONTACTS:
MEDIA RELATIONS                             USA
        Kevin Brett                         Dagmar Berendes
        +1-408-433-7150                     +1-408-749-9112
        kbrett@lsil.com                     dagmar@thinkbold.com

        Investor Relations                  Germany
        Diana Matley                        Thomas Hartung
        +1-408-433-4365                     +49-361-427-6160
        diana@lsil.com                      thomas.hartung@xfab.com

CC01-72

LSI LOGIC TO SELL MIXED-SIGNAL COLORADO SPRINGS SEMICONDUCTOR MANUFACTURING FACILITY TO X-FAB

COLORADO SPRINGS, CO -- LSI Logic Corporation (NYSE: LSI) and X-FAB Semiconductor Foundries AG today announced the signing of a definitive agreement calling for X-FAB to purchase LSI Logic's semiconductor manufacturing facility for approximately $120 million.

X-FAB of Erfurt, Germany provides mixed-signal and advanced analog foundry services. The company is purchasing LSI Logic's 1635 Aeroplaza Drive facility. The mixed-signal manufacturing facility, which can produce about 3,000 eight-inch wafers per week, employs 0.35-micron, 0.50-micron, 0.60-micron process technologies and has demonstrated 0.25-micron capability.

Last April, LSI Logic announced its plans to close the Colorado Springs facility in direct response to the adverse economic climate and the widespread inventory correction in worldwide communications markets.



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"Immediately after announcing our intent to close the Colorado Springs facility, we initiated our efforts to locate a semiconductor manufacturer looking for an eight-inch, mixed signal fab," said Joe Zelayeta, LSI Logic executive vice president of Worldwide Manufacturing. "As a result of this successful effort, many of our employees impacted by the closure decision will have the opportunity to continue working at the Aeroplaza facility. This is a win-win proposition for all of the involved parties."

"The purchase of the Colorado Springs facility is consistent with our technology roadmap, which focuses on producing advanced analog and mixed-signal semiconductor solutions for our customer base," said Hans Juergen Straub, X-FAB president and chief executive officer. "This agreement provides us with an eight-inch, 0.35-micron and 0.25-micron capable facility that is staffed by an experienced and dedicated workforce. This facility is well suited for our mixed signal and advanced analog technology needs."

Zelayeta said that LSI Logic is consolidating its manufacturing capacity at its two major sites in Gresham, Oregon and Tsukuba, Japan. He said that LSI Logic has more than adequate advanced manufacturing capacity to meet the anticipated demand for its ASIC and standard product solutions.

The agreement is subject to the satisfaction of customary closing conditions and regulatory approvals including the Hart-Scott-Rodino Antitrust Improvements Act.



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SAFE HARBOR FOR FORWARD LOOKING STATEMENTS:

The statements by LSI Logic management and the above statements regarding future manufacturing plans, personnel numbers, employment estimates, benefits, plant consolidations, restructuring and other charges, severance and other expenses and their recognition, revenues, and manufacturing capacity made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements included in this news release are made only as of the date of this release and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances. The company's actual actions and results in future periods may be materially different from any suggested in this news release. The company urges the reader to consider the risks and uncertainties to which the company is subject and which may cause the company's actions and actual results to differ materially from the expectations of the company or its management. Such risks and uncertainties may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, the company's ability to obtain needed licenses from third parties and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity and the realization of benefits from the company's strategic relationships and investments. The extent to which the company's plans for future cost reductions are realized may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 866-574-5741 (within U.S.), 719-533-7679
(outside U.S.), http://www.lsilogic.com.

ABOUT X-FAB

X-FAB, with headquarters in Erfurt, Germany, is a European, independent Mixed-Signal Foundry. The company has with X-FAB Texas Inc. (Lubbock, Texas) three manufacturing sites with a combined capacity of more than 12,000 six-inch wafers per week. X-FAB has more than 800 employees worldwide.

                                      # # #
Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.      The LSI Logic logo design is a registered trademark of LSI Logic
        Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.